                                                                     Exhibit 5.1

                      [Stewart McKelvey Stirling Scales]



                                                        April 19, 1999


GSI Lumonics Inc.
105 Schneider Road
Kanata, Ontario
Canada K2K 1Y3

Ladies and Gentlemen:

          We have acted as counsel for GSI Lumonics Inc., a New Brunswick corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 proposed to be filed with the Securities and Exchange Commission on or about April 19, 1999 (the "Registration Statement").

          The Registration Statement covers the registration of shares of common stock of the Company (the "Shares"), which are to be issued by the Company upon exercise of stock options or warrants granted pursuant to the General Scanning Inc. 1981 Incentive Stock Option Plan, as amended and restated, General Scanning Inc. 1992 Stock Option Plan, as amended, and General Scanning Inc. 1995 Directors' Warrant Plan (the "Plans").

          We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plans and the issuance of the Shares thereunder. We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

          We further assume that all Shares issued upon exercise of options and warrants granted or to be granted pursuant to the Plans will be issued in accordance with the terms of such options and warrants and the Plans.

          Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. This opinion is limited solely to New Brunswick law.

GSI Lumonics Inc.
April 19, 1999
Page 2


          Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered upon the exercise of options and warrants duly granted pursuant to the Plans and against the payment of the purchase price or exercise price therefor as provided in the relevant Plan and the instrument evidencing the relevant grant, will be validly issued, fully paid, and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,



                                        STEWART McKELVEY STIRLING SCALES